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Exhibit 21.1


Name                                                            Jurisdiction


Business Express, Inc. (dba Business Express of Boulder)        Colorado
Gaiam Catalog, Inc. (dba Harmony)                               Colorado
Gaiam Holding, Inc.                                             Colorado
Healing Arts Publishing LLC (dba Living Arts)                   California